Exhibit 99.1

Contact: Larry Hueth, President and Chief Executive Officer Regina Wood, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

FIRST NORTHWEST BANCORP
REPORTS RESULTS OF OPERATIONS FOR THE FIRST FISCAL QUARTER OF 2016

PORT ANGELES, WA (October 28, 2015) - First Northwest Bancorp (NASDAQ - FNWB) (“Company”), the holding company for First Federal Savings and Loan Association of Port Angeles (“Bank”), announced its operating results for the first fiscal quarter ended September 30, 2015. On January 29, 2015, the Company completed its stock offering in connection with the Bank's conversion from the mutual to stock form of organization. Accordingly, the results prior to that time relate solely to the operations of the Bank. The Company reported net income of $1.2 million, or $0.10 per share, for the quarter ended September 30, 2015, compared to net income of $849,000 for the quarter ended September 30, 2014, an increase of $379,000, or 44.6%. The increase in net income for the first quarter of fiscal 2016 was primarily attributable to a $774,000, or 14.0%, increase in net interest income, partly offset by a $398,000, or 7.2%, increase in noninterest expense, compared to the same period one year ago. Net income increased $470,000, or 62.0%, from the prior quarter ended June 30, 2015, primarily as a result of a $255,000, or 4.2%, increase in net interest income and a $411,000, or 6.5%, decrease in noninterest expense, partially offset by higher income taxes.

Commenting on the first quarter, Larry Hueth, President and Chief Executive Officer of the Company, said, “We are pleased with the improvement in asset quality, loan growth, and net income over the last year. In addition, we are also pleased with the continued improvement in our net interest margin, which increased from 2.54% for the quarter ended March 31, 2015, to 2.69% for the quarter ended June 30, 2015, and to 2.76% for the quarter ended September 30, 2015. We are beginning to see the results of business development efforts, with an increase in net loans receivable of $9.4 million during the quarter, which included a $3.0 million increase in construction and land loans. Further, our commitments for construction loans increased to $27.8 million for commercial real estate and $5.0 million for residential real estate projects. We expect to fund these loans over the next 12 to 24 months. We also experienced solid deposit growth for the quarter as a result of our business banking and geographic market expansion efforts. We continue to focus on geographic diversification into the Puget Sound region, with the planned opening of our full-service branch in Bellingham, Washington expected during the quarter ending December 31, 2015."

First Quarter highlights (at or for the quarter ended September 30, 2015)
•
Net income increased $470,000, or 62.0%, compared to the prior quarter primarily due to an increase in net interest income and a decrease in noninterest expense as a result of a gain on the sale of other real estate owned.

•	Net interest income increased $255,000, or 4.2%, compared to the prior quarter, primarily due to increased interest income on investment securities.

•	Total investment securities increased $17.5 million, or 4.9%, during the quarter, as excess cash liquidity was used to purchase higher yielding investments.

•
Net loans, excluding loans held for sale, increased $9.4 million during the quarter, primarily due to originations of commercial real estate and multi-family loans and the funding of construction loans.

•	Deposits increased $19.8 million, or 3.1%, due to promotional activities and an increased focus on commercial deposit account relationships.

Balance Sheet Review

During the quarter ended September 30, 2015, total assets increased $21.3 million, or 2.3%, to $958.1 million from $936.8 million at June 30, 2015. Net loans, excluding loans held for sale, increased $9.4 million, or 1.9%, to $497.3 million at September 30, 2015, from $487.9 million at June 30, 2015. Investment securities increased $17.5 million, or 4.9%, to $378.1 million at September 30, 2015. Deposits increased $19.8 million, or 3.1%, to $666.9 million at September 30, 2015, from $647.2 million at June 30, 2015.

Loans receivable consisted of the following at the dates indicated:
	September 30, 2015	June 30, 2015
	(In thousands)
Real Estate:
One to four family	$258,313	$256,696
Multi-family	34,623	33,086
Commercial real estate	131,469	125,623
Construction and land	22,142	19,127
Total real estate loans	446,547	434,532

Consumer:
Home equity	35,424	36,387
Other consumer	7,793	8,198
Total consumer loans	43,217	44,585

Commercial business loans	13,858	14,764

Total loans	503,622	493,881
Less:
Net deferred loan fees	1,103	840
Premium on purchased loans, net	(1,881)	(1,957)
Allowance for loan losses	7,076	7,111
Total loans receivable, net	$497,324	$487,887

The increase of $9.4 million in net loans, excluding loans held for sale, during the quarter ended September 30, 2015, was mainly attributable to an increase in commercial real estate and multi-family loans of $5.8 million and $1.5 million, respectively, as we continue to focus on increasing our commercial loan portfolio as a percentage of total loans. Additionally, we saw an increase in construction and land loans during the quarter of $3.0 million, as business development efforts throughout the state of Washington begin to produce additional loan volumes for the Company. There were $32.8 million in undisbursed construction loan commitments at September 30, 2015, of which $5.0 million consisted mainly of custom one- to four-family residential construction; $16.1 million was committed to multi-family construction, primarily located in Snohomish and King Counties; $10.6 million was committed to a hotel construction project in Franklin County; and $1.0 million was committed to commercial acquisition and development projects. Our one- to four-family residential loan balance also increased during the quarter ended September 30, 2015, as we chose to retain originated loans in our portfolio rather than sell them into the secondary market.

During the quarter ended September 30, 2015, the total securities portfolio increased $17.5 million to $378.1 million from $360.6 million at June 30, 2015. Mortgage-backed securities represented the largest portion of the investment portfolio and were $240.0 million at September 30, 2015, an increase during the quarter of $9.7 million, or 4.2%, from $230.3 million at June 30, 2015. Other investment securities, including municipal bonds, were $138.1 million at September 30, 2015, an increase of $7.9 million, or 6.0%, from $130.2 million at June 30, 2015. The increase in the investment portfolio was primarily the result of deploying additional cash received from the inflow of customer deposits during the quarter.

During the quarter ended September 30, 2015, total liabilities increased $19.8 million, or 2.7%, from $746.1 million at June 30, 2015 to $765.9 million at September 30, 2015. The increase was primarily the result of deposit account balances increasing $19.8 million, or 3.1%, to $666.9 million at September 30, 2015, from $647.2 million at June 30, 2015. Transaction and savings account deposits increased $21.7 million, or 4.3%, from $499.2 million at June 30, 2015 to $520.9 million at September 30, 2015. These increases were partially offset by a decrease in certificates of deposit of $1.9 million, or 1.3%, from $147.9 million at June 30, 2015, to $146.0 million at September 30, 2015. Commercial demand deposit accounts increased $9.3 million during the quarter as we continued to focus on relationship development within our commercial lines of business.

During the quarter ended September 30, 2015, borrowings, consisting primarily of long term advances from the Federal Home Loan Bank, decreased $109,000 from $90.0 million at June 30, 2015 to $89.9 million at September 30, 2015, as a long-term borrowing matured during the quarter.

Total equity increased $1.6 million, or 0.8%, from $190.7 million at June 30, 2015 to $192.3 million at September 30, 2015. The increase during the quarter was primarily the result of net income of $1.2 million and an increase in other comprehensive income, net of tax, of $592,000 as a result of increases in the market value of our available for sale securities.

Capital Ratios and Credit Quality

As of September 30, 2015, the Bank is well capitalized under the minimum capital requirements established by the FDIC, with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital, Common Equity Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 14.31%, 23.42%, 23.42%, and 24.67%, respectively. Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital, Common Equity Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios were 14.53%, 23.76%, 23.76%, and 25.01%, respectively, at June 30, 2015.

Asset quality continued to improve during the quarter ended September 30, 2015. Nonperforming loans decreased $1.1 million, or 22.4%, from $4.9 million at June 30, 2015. Real estate owned and repossessed assets decreased $1.4 million, or 73.7%, from $1.9 million at June 30, 2015, to $563,000 at September 30, 2015, primarily due to the sale of a $1.4 million commercial real estate property. Classified loans decreased $2.5 million, or 25.3%, from $9.9 million at June 30, 2015 to $7.4 million at September 30, 2015. Our allowance for loan losses remained unchanged at $7.1 million, or 1.4% of total loans, at September 30, 2015 and June 30, 2015. The allowance for loan losses as a percentage of nonperforming loans increased 28.1%, from 145.6% at June 30, 2015, to 186.5% at September 30, 2015.

Operating Results

Net interest income increased to $6.3 million, or 4.2%, for the quarter ended September 30, 2015, from $6.0 million for the previous quarter ended June 30, 2015, and increased 14.0% from $5.5 million for the prior year quarter ended September 30, 2014. There was no provisioning for loan losses during the quarters ended September 30, 2015, June 30, 2015, or September 30, 2015, as a result of improved credit quality measures have been sufficient to cover reserves for loan growth, as well as reserves for changes in the mix of loans, during these periods. Total interest income increased $275,000, or 3.8%, to $7.5 million for the three months ended September 30, 2015 from $7.2 million for the three months ended June 30, 2015, and increased $894,000, or 13.5%, from $6.6 million for the three months ended September 30, 2014. The increase in interest income was primarily related to increases in interest earned on investment and mortgage-backed securities for the three month period ended September 30, 2015 compared to the prior quarter and comparable period of the prior year.

Total interest expense remained virtually unchanged at $1.2 million for the quarters ended September 30, 2015 and June 30, 2015. Total interest expense increased $120,000, or 10.8%, compared to $1.1 million for the quarter ended September 30, 2014, as the result of higher average deposit balances, and an increase in the average rate paid as a result of promotional pricing on money market and certificates of deposit, compared to the same period in 2014.

The net interest margin increased seven basis points to 2.76% for the quarter ended September 30, 2015 compared to 2.69% for the prior quarter ended June 30, 2015, and decreased 18 basis points from 2.94% for the same period in 2014. Net interest margin declined for the quarter compared to the same period in the prior year due primarily to cash received in connection with the Company's stock offering that was deployed into investment securities at lower average yields compared to the loan portfolio.

Noninterest income remained substantially the same at $1.3 million for the quarters ended September 30, 2015 and June 30, 2015. Noninterest income increased $121,000, or 10.6%, from $1.1 million for the quarter ended September 30, 2014, primarily due to an increase in loan and deposit service fees of $94,000 and an increase to other income of $98,000, partially offset by a decrease in net gain on sale of loans of $55,000. Other income increased during the quarter compared to the same period last year primarily as a result of the redemption of the investment in our subsidiary Craft3, while the decrease in the gain on sale of loans between the periods was the result of decreased loan sales. We retained most of our longer-term, fixed-rate mortgage loan originations as part of our efforts to increase net interest margin while staying consistent with our management of interest rate risk.

Noninterest expense decreased $411,000, or 6.5%, to $5.9 million for the quarter ended September 30, 2015, compared to the quarter ended June 30, 2015, primarily due to the gain on the sale of a commercial real estate owned property. Noninterest expense increased $398,000, or 7.2%, compared to $5.5 million for the same period in 2014. Compared to the prior year, compensation and benefits increased $233,000 as a result of certain market rate and merit increase adjustments for employees and management and increased employee benefits expenses, including expenses related to the employee stock ownership plan. We have incurred additional noninterest expenses during the current quarter compared to the same period last year relating to doing business as a public company, including increases in professional fees of $291,000 and other expense of $199,000. These expenses outpaced the benefit of a $426,000 decrease in expenses related to real estate owned and repossessed assets, primarily due to a $352,000 gain on the sale of commercial real estate owned, during the current quarter compared to the comparable period in 2014.

About the Company

First Federal is a Washington-chartered, community-based savings bank primarily serving the North Olympic Peninsula (Clallam and Jefferson counties) region of Washington through nine full-service banking offices, eight of which are located within Clallam and Jefferson counties, Washington, and one that is located in Kitsap County. First Federal currently has one loan production office located in Bellingham, Washington, and will open a full-service branch during the quarter ending December 31, 2015.

Forward-Looking Statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission-which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2016 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data) (Unaudited)

				Three	One
	September 30,	June 30,	September 30,	Month	Year
Assets	2015	2015	2014	Change	Change

Cash and due from banks	$10,171	$10,590	$11,090	(4.0)%	(8.3)%
Interest-bearing deposits in banks	28,402	34,440	16,362	(17.5)	73.6
Investment securities available for sale, at fair value	318,180	299,040	172,445	6.4	84.5
Investment securities held to maturity, at amortized cost	59,873	61,524	51,294	(2.7)	16.7
Loans held for sale	68	110	364	(38.2)	(81.3)
Loans receivable (net of allowance for loan losses of $7,076, $7,111 and $7,983)	497,324	487,887	489,185	1.9	1.7
Federal Home Loan Bank (FHLB) stock, at cost	4,797	4,807	9,947	(0.2)	(51.8)
Accrued interest receivable	2,664	2,546	2,147	4.6	24.1
Premises and equipment, net	12,773	12,580	12,225	1.5	4.5
Mortgage servicing rights, net	1,122	1,187	1,204	(5.5)	(6.8)
Bank-owned life insurance, net	18,207	18,168	18,106	0.2	0.6
Real estate owned and repossessed assets	563	1,914	650	(70.6)	(13.4)
Prepaid expenses and other assets	3,987	2,009	3,127	98.5	27.5

Total assets	$958,131	$936,802	$788,146	2.3%	21.6%

Liabilities and Stockholders' Equity

Deposits	$666,943	$647,164	$605,163	3.1%	10.2%
Borrowings	89,924	90,033	90,033	(0.1)	(0.1)
Deferred tax liability, net	115	—	1,136	100.0	(89.9)
Accrued interest payable	243	265	251	(8.3)	(3.2)
Accrued expenses and other liabilities	7,118	7,727	8,290	(7.9)	(14.1)
Advances from borrowers for taxes and insurance	1,530	932	1,378	64.2	11.0

Total liabilities	765,873	746,121	706,251	2.6%	8.4%

Stockholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 13,100,360 shares at September 30, 2015 and June 30, 2015, and none at September 30, 2014	131	131	—	—%	n/a
Additional paid-in capital	126,808	126,809	—	—	100.0%
Retained earnings	75,801	74,573	80,512	1.6	(5.9)
Accumulated other comprehensive income, net of tax	1,342	750	1,383	78.9	(3.0)
Unearned employee stock ownership plan (ESOP) shares	(11,824)	(11,582)	—	2.1	100.0

Total stockholders' equity	192,258	190,681	81,895	0.8%	134.8%

Total liabilities and stockholders' equity	$958,131	$936,802	$788,146	2.3%	21.6%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended
				Three	One
	September 30,	June 30,	September 30,	Month	Year
	2015	2015	2014	Change	Change
INTEREST INCOME
Interest and fees on loans receivable	$5,502	$5,430	$5,529	1.3%	(0.5)%
Interest on mortgage-backed and related securities	1,202	1,097	776	9.6	54.9
Interest on investment securities	789	694	317	13.7	148.9
Interest-bearing deposits and other	20	24	5	(16.7)	300.0
FHLB dividends	11	4	3	175.0	266.7
Total interest income	7,524	7,249	6,630	3.8	13.5

INTEREST EXPENSE
Deposits	501	473	371	5.9	35.0
Borrowings	726	734	736	(1.1)	(1.4)
Total interest expense	1,227	1,207	1,107	1.7	10.8

Net interest income	6,297	6,042	5,523	4.2%	14.0

PROVISION FOR LOAN LOSSES	—	—	—	n/a	n/a

Net interest income after provision for loan losses	6,297	6,042	5,523	4.2	14.0

NONINTEREST INCOME
Loan and deposit service fees	929	902	835	3.0	11.3
Mortgage servicing fees, net of amortization	58	79	73	(26.6)	(20.5)
Net gain on sale of loans	42	212	97	(80.2)	(56.7)
Increase in cash surrender value of bank-owned life insurance	39	39	40	—	(2.5)
Other income	195	61	97	219.7	101.0
Total noninterest income	1,263	1,293	1,142	(2.3)	10.6

NONINTEREST EXPENSE
Compensation and benefits	3,273	3,218	3,040	1.7	7.7
Real estate owned and repossessed assets (income) expenses, net	(342)	130	84	(363.1)	(507.1)
Data processing	655	663	610	(1.2)	7.4
Occupancy and equipment	813	775	794	4.9	2.4
Supplies, postage, and telephone	139	164	160	(15.2)	(13.1)
Regulatory assessments and state taxes	94	87	85	8.0	10.6
Advertising	151	119	128	26.9	18.0
Charitable contributions	38	36	—	5.6	n/a
Professional fees	460	501	169	(8.2)	172.2
FDIC insurance premium	124	139	136	(10.8)	(8.8)
Other	510	494	311	3.2	64.0
Total noninterest expense	5,915	6,326	5,517	(6.5)	7.2

INCOME BEFORE PROVISION FOR INCOME TAXES	1,645	1,009	1,148	63.0	43.3

PROVISION FOR INCOME TAXES	417	251	299	66.1	39.5

NET INCOME	$1,228	$758	$849	62.0%	44.6%

Basic and diluted earnings per share	$0.10	$0.06	n/a	66.7%	n/a

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Unaudited)

	As of or For the Quarter Ended (unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
Performance ratios: (1)
Return on average assets	0.52%	0.32%	(3.22)%	0.43%	0.43%
Return on average equity	2.56	1.58	(18.73)	4.25	4.14
Average interest rate spread	2.54	2.50	2.39	2.76	2.82
Net interest margin (2)	2.76	2.69	2.54	2.87	2.94
Efficiency ratio (3)	78.2	86.2	224.5	82.7	82.8
Average interest-earning assets to average interest-bearing liabilities	139.3	136.2	130.6	119.9	120.4

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.5%	0.7%	0.7%	0.7%	0.8%
Nonperforming loans to total gross loans (5)	0.8	1.0	0.9	0.8	1.2
Allowance for loan losses to nonperforming loans (5)	186.5	145.6	165.2	185.6	136.7
Allowance for loan losses to gross loans receivable	1.4	1.4	1.5	1.5	1.6
Net charge-offs to average outstanding loans	—	0.2	0.1	0.1	—

Capital ratios:
Equity to total assets at end of period	20.1%	20.4%	20.5%	9.0%	10.4%
Average equity to average assets	20.1	20.5	17.2	10.3	10.4
_____________________

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense, including the Company's contribution to the Foundation, as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), foreclosed real estate and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.